Exhibit 5.02

[Letterhead of Lehman Brothers Holdings Inc.]

                                                                                                                November 3, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

I am Senior Vice President and Associate General Counsel of Lehman Brothers Inc., and I have acted as counsel to Lehman Brothers Holdings Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company, Lehman Brothers Holdings E-Capital LLC I, a Delaware limited liability company (the “LLC”), Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory trust (the “Trust”), and the other registrants named therein, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the purpose of adding a prospectus dated as of November 3, 2006, for use in connection with market-making transactions with respect to:

(i)                   $300,000,000 aggregate liquidation amount of the Trust’s Floating Rate Enhanced Capital Advantaged Preferred Securities (the “Trust Preferred Securities”),

(ii)                  $300,001,000 aggregate liquidation preference of the LLC’s preferred securities (the “LLC Preferred Securities”) and

(iii)               (a)   $300,001,000 aggregate principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debenture due 2035 (the “Company Debenture”),

        (b)   a  guarantee by the Company of the LLC Preferred Securities (the “LLC Guarantee”) and

        (c)   a  guarantee by the Company of the  Trust Preferred Securities (the “Trust Guarantee”).

The  Trust Preferred Securities were issued under the Declaration of Trust of the Trust, dated as of August 19, 2005 (the “Declaration of Trust”), among the Company, as Sponsor, Barrett DiPaolo, Karen Corrigan and James Killerlane III, as the initial Regular Trustees, JPMorgan Chase Bank, N.A., as the initial Property Trustee, and Chase Bank USA, National Association, as the initial Delaware Trustee.  The  LLC Preferred Securities were issued by the LLC under the Limited Liability Company Agreement of the LLC, dated as of August 19, 2005 (the “LLC Agreement”), among the Company, as Managing Member, and the Trust, as Non-Managing Member.  The  Company Debenture was issued under the

Indenture, dated as of February 1, 1996 (the “Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of February 1, 1996, and the Eighth Supplemental Indenture, dated as of August 19, 2005, between the Company and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank and prior thereto as Chemical Bank, as Indenture Trustee.  The  LLC Guarantee was issued by the Company under the LLC Guarantee Agreement, dated as of August 19, 2005, between the Company and JPMorgan Chase Bank, N.A., as trustee, for the benefit of the holders of the LLC Preferred Securities.  The  Trust Guarantee was issued by the Company under the Trust Guarantee Agreement, dated as of August 19, 2005, between the Company and JPMorgan Chase Bank, N.A., as trustee, for the benefit of the holders of the Trust Securities (as defined in the Trust Guarantee).

I have examined, or have had members of my staff examine, the Registration Statement, the Post-Effective Amendment, the LLC Agreement, the Declaration of Trust, the LLC Guarantee, the Trust Guarantee and the Indenture, which have been filed with the Commission as exhibits to, or incorporated by reference in, the Registration Statement.  I also have examined, or have had members of my staff examine, the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth, including, without limitation, the resolutions adopted by the Executive Committee of the Board of Directors of the Company authorizing the issuance of the aforementioned securities.  As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.               The  Company Debenture has been duly executed and, assuming that it has been duly authenticated in accordance with the provisions of the Indenture, has been duly issued and delivered and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

2.               Assuming that the LLC Preferred Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the LLC Agreement, the  LLC Guarantee has been duly issued and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

3.               Assuming that the Trust Preferred Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Declaration of Trust, the  Trust Guarantee has been duly issued and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Delaware, I have relied upon the opinion of Richards Layton & Finger, P.A., dated the date hereof.

I do not express any opinion herein concerning any law other than the law of the State of  York, the federal law of the United States of America and, to the extent set forth herein, the law of the State of Delaware.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Barrett S. DiPaolo

Barrett S. DiPaolo